December 22, 2010

Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, New Jersey 08901

Re:          Registration Statement on Form S-3 (File No. 333-170140)

Ladies and Gentlemen:

We have acted as counsel to Senesco Technologies, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $5.5 million of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”) pursuant to the referenced Registration Statement (the “Registration Statement”) and the Prospectus Supplement dated December 22, 2010 (the “Prospectus Supplement”) each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New Jersey, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that the Shares have been duly authorized and reserved, and upon the proper issuance, conversion or exercise of the Securities, as applicable, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Princeton    Philadelphia    Washington    New York    Los Angeles    San Francisco    Miami    Pittsburgh    Chicago    Minneapolis
Palo Alto    Dallas    Houston    Harrisburg    Irvine    Boston    London    Paris    Brussels    Frankfurt    Beijing    Tokyo

Senesco Technologies, Inc.
December 22, 2010

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP